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                                                                    EXHIBIT 4.36

                          FIRST SUPPLEMENTAL INDENTURE
                          ----------------------------

         First Supplemental Indenture, dated as of December 1, 1999, to the Indenture dated as of April 1, 1996 (the "Indenture"), between Waxman USA Inc., a Delaware corporation (the "Company"), and The United States Trust Company of New York, as trustee (the "Trustee").

                                     RECITAL
                                     -------

         The Indenture provides that the Company and the Trustee may, with the written consent of the Holders of at least a majority in aggregate principal amount of the Company's outstanding 111/8% Senior Notes due 2001 (the "Securities"), amend or supplement the Indenture or the Securities. The Company has received signed consents of the Holders of at least a majority in aggregate principal amount of the Securities approving the amendments to the Indenture and the Securities contained in this First Supplemental Indenture.

         NOW, THEREFORE, the parties agree as follows for their mutual benefit and for the equal and ratable benefit of the Holders of the Securities:

         1. Capitalized terms not defined herein shall have the meanings given to them in the Indenture.

         2. Section 1.01 of the Indenture is hereby amended by adding thereto the following definition in its appropriate alphabetical order:

                           "Permitted Barnett Secured Indebtedness" means
                  Indebtedness of the Company or any of its Subsidiaries in an aggregate principal amount not to exceed the greater of (i) $10.0 million and (ii) the fair value of 1.0 million shares (as such number may be proportionately adjusted for stock splits, stock dividends, reclassifications and similar events) of Barnett Common Stock that is secured by a Lien described under clause (h) of the definition of Permitted Liens, less the principal amount of Permitted Barnett Secured Indebtedness permanently prepaid pursuant to Section 4.17 hereof."

         3. The definition of Permitted Liens contained in Section 1.01 of the Indenture is hereby amended by deleting clause (h) thereof and substituting the following new clause (h) in its place:

                           "Liens on up to the greater of (i) $10.0 million fair
                  value of Barnett Common Stock and (ii) 1.0 million shares of Barnett Common Stock;"

         4. This First Supplemental Indenture is an indenture to and in implementation of the Indenture, and the Indenture and this First Supplemental Indenture shall henceforth be read together.



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         5.       The Trustee accepts the trusts created by the Indenture, as supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Indenture, as supplemented by this First Supplemental Indenture.

         6. The Indenture as amended and supplemented by this First Supplemental Indenture is in all respects confirmed and preserved.

         7. This First Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

         8. The provisions of this First Supplemental Indenture will take effect immediately upon its execution and delivery by the Trustee.

         9. This First Supplemental Indenture shall be governed by the internal laws of the State of New York.

         10. If any provision of this First Supplemental Indenture shall be declared by a court of competent jurisdiction to be unenforceable, invalid or void, the same shall not impair any of the other provisions of this First Supplemental Indenture, nor shall any party have liability to the other parties as a result of such unenforceable, invalid or void provision.

         IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

                                    WAXMAN USA INC.

                                    By: /s/ Mark Wester
                                        ----------------------------------
                                        Name: Mark Wester
                                        Title: Vice President-Finance

Attest: /s/ Mary Ellen Coble
        ------------------------------------
         Name: Mary Ellen Coble
         Address: 21507 Raymond St.
                  Maple Heights, OH 44137

                                    THE UNITED STATES TRUST COMPANY OF
                                    NEW YORK
                                      as Trustee

                                    By: /s/ Cynthia Chaney
                                        ----------------------------------
                                        Name: Cynthia Chaney
                                        Title: Assistant Vice President